Exhibit 10.9

March 29, 2007

John Hogan

36 Glenby Lane

Brookville, NY 11545

Dear John:

This letter outlines our understandings concerning the impact of a “Change in Control” on your new position as the Vice President and Chief Operating Officer of Broadridge Financial Solutions, Inc. (“Broadridge”):

1.	Change in Control: If a Change in Control occurs and if your employment is terminated (other than for cause) or you resign for “Good Reason” within two years after such Change in Control event, you will receive a termination payment equal to 200% of your “Current Total Annual Compensation” (as defined in the CIC Agreement). This termination payment will be reduced to 150% of your Current Total Annual Compensation if such termination or resignation occurs during the third year after such Change in Control event.

2.	Tax Equalization Payment: Broadridge will also pay you a tax equalization payment in an amount which when added to the other amounts payable to you under Paragraph 4(e) will place you in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986 or any successor statute of similar import did not apply.

3.	CIC Agreement: You are also entitled to receive, on an item-by-item basis, the greater of the benefits and payments and more favorable conditions provided under this letter agreement and/or the Broadridge Financial Solutions, Inc. Change in Control Severance Plan for Corporate Officers (the “CIC Agreement”).

This letter agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

If the foregoing correctly sets forth our understandings, please sign this letter agreement where indicated, whereupon it will become a binding agreement between us.

Very truly yours,

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ James B. Benson
Name:	James B. Benson
Title:	President

ACCEPTED AND AGREED:

/s/ John Hogan
John Hogan